Exhibit 10.40

DAVIDsTEA INC.

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE
AGREEMENT

FEBRUARY 24, 2014

Schedule A – Investors

Schedule B – Key Holders

Schedule C – Common Shareholders

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND COSALE AGREEMENT is made as of the 24th day of February, 2014 by and among DAVIDsTEA Inc., a Canadian corporation (the “Company”), the Investors listed on Schedule A. the Key Holders listed on Schedule B and the Common Shareholders listed on Schedule C.

RECITALS

WHEREAS, each Shareholder is the beneficial owner of Capital Shares;

WHEREAS, the Company, Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership, Highland Consumer Entrepreneurs Fund I Limited Partnership (collectively, “Highland”), Whil Concepts Inc. (formerly 0936441 B.C. Ltd.), David Segal and Rainy Day Investments Ltd. (“Rainy Day”) have entered into a Series A Preferred Shares Subscription and Purchase Agreement on April 3, 2012 (the “Subscription and Purchase Agreement”);

WHEREAS, the Company, Highland, Whil Concepts Inc., Rainy Day, David Segal and Howard Tafler have entered into a right of first refusal and co-sale agreement on April 3, 2012 (the “Original Right of First Refusal Right Agreement”) to further induce Highland and Whil Concepts Inc. to purchase the Series A Preferred Shares;

WHEREAS, on February 24, 2014, the articles of the Company were amended in order to create a third series of Preferred Shares designated as Series A-l Preferred Shares;

WHEREAS, on February 24, 2014, the Company issued an aggregate amount of 681,073 Series A-l Preferred Shares to the Investors, Rainy Day and Capital GVR Inc.;

AND WHEREAS it is considered desirable to amend and restate the terms of the Original Right of First Refusal Agreement on the terms set out herein;

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1.                                      Definitions.

1.1.                            “Affiliate” means, with respect to any person, any other person who directly or indirectly, controls, is controlled by or is under common control with such person, including without limitation any general partner, managing member, officer or director of such person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such person.

1.2.                            “Amended Articles” means the Company’s Articles of Amendment, as they are at the relevant time.

1.3.                            “Capital Shares” means (a) Common Shares and Preferred Shares (whether now outstanding or hereafter issued in any context), (b) Common Shares issued or issuable upon the conversion of Preferred Shares and (c) Common Shares issued or issuable upon the exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company, and issued in connection with any share split, share dividend, recapitalization, reorganization or the like, in each case now owned or subsequently acquired by any Common Shareholder, any Key Holder or any Investor. For purposes of the number of Capital Shares held by an Investor, Key Holder or Common Shareholder (or any other calculation based thereon), all Preferred Shares shall be deemed to have been converted into Common Shares at the then-applicable conversion ratio pursuant to the Amended Articles.

1.4.                            “Change of Control” means (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Amended Articles.

1.5.                            “Common Shareholder” means the persons named on Schedule C hereto, each person to whom Common Shares are issued after the date hereof, and each person to whom the rights of a Common Shareholder are assigned pursuant to the terms of this Agreement or the Voting Agreement; provided that such any such person has signed a counterpart to this Agreement in accordance with the terms of Subsection 6.8.

1.6.                            “Common Shares” means Common Shares of the Company.

1.7.                            “Company Notice” means written notice from the Company notifying the selling Shareholders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Shares with respect to any Proposed Transfer.

1.8.                            “Exercise Notice” means written notice from an Investor or Key Holder Notifying the Company and the selling Common Shareholder that such Investor or Key Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Shares with respect to any Proposed Transfer.

1.9.                            “Investors” means the persons named on Schedule A hereto, each person to whom Series A Preferred Shares are issued after the date hereof, each person to whom the rights of an Investor are assigned pursuant to the terms of this Agreement or the Voting Agreement; provided that such person to which Series A Preferred Shares are issued or assigned has signed a counterpart to this Agreement in accordance with the terms of Subsection 6.8.

1.10.                     “Junior Preferred Shares” means the Junior Preferred Shares of the Company.

1.11.                     “Key Holders” means the persons named on Schedule B hereto, each person to whom Junior Preferred Shares or Series A-l Preferred Shares are issued after the date hereof, each person to whom the rights of a Key Holder are assigned pursuant to the terms of this Agreement or the Voting Agreement; provided that such person to which Junior Preferred Shares or Series A-l Preferred Shares are issued or assigned has signed a counterpart to this Agreement in accordance with the terms of Subsection 6.8.

1.12.                     “Preferred Shares” means, collectively, all of the Series A Preferred Shares, all of the Series A-l Preferred Shares and all Junior Preferred Shares.

1.13.                     “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Shares of the Company (or any interest therein) proposed by any Shareholder.

1.14.                     “Proposed Transfer Notice” means written notice from any Shareholder setting forth the terms and conditions of a Proposed Transfer.

1.15.                     “Prospective Transferee” means any person to whom a Shareholder proposes to make a Proposed Transfer.

1.16.                     “Right of Co-Sale” means the right, but not an obligation, of an Investor or Key Holder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.17.                     “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Shares with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.18.                     “Secondary Notice” means written notice from the Company notifying the Investors, Key Holders and the selling Shareholder that the Company does not intend to exercise its Right of First Refusal as to all Transfer Shares with respect to any Proposed Transfer.

1.19.                     “Secondary Refusal Right” means the right, but not an obligation, of each Investor and Key Holder to purchase up to its pro rata portion (based upon the total number of Capital Shares then held by all Investors and Key Holders) of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.20.                     “Shareholders” means, collectively, the Investors, the Key Holders and the Common Shareholders.

1.21.                     “Transfer Shares” means (i) for all purposes hereof, Capital Shares owned by a Capital Shareholder, or issued to a Common Shareholder after the date hereof (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), and (ii) for purposes of Subsection 2.1(a) and Subsection 2.2 only, Capital Shares owned by an Investor or Key Holder, or issued to an Investor or Key Holder after the date hereof (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like).

1.22.                     “Undersubscription Notice” means written notice from an Investor or Key Holder notifying the Company and the selling Common Shareholder that such Investor or Key Holder intends to exercise its option to purchase all or any portion of the Transfer Shares not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

1.23.                     “Voting Agreement” means the Amended and Restated Voting Agreement among the parties hereto dated February 24, 2014.

2.                                      Agreement Among the Company and the Shareholders.

2.1.                            Right of First Refusal.

(a)                                 Grant. Subject to the terms of Section 3 below, each Shareholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Shares that such Shareholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)                                 Notice. Each Shareholder proposing to make a Proposed Transfer (a “Transferring Shareholder”) must deliver a Proposed Transfer Notice to the Company, each Investor and Key Holder not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2. the Company must deliver a Company Notice to the Transferring Shareholder within fifteen (15) days after delivery of the Proposed Transfer Notice; provided that if the Company fails to deliver a Company Notice within such fifteen (15)-day period, the Company shall be deemed to have delivered a Secondary Notice with respect to the Proposed Transfer pursuant to Subsection 2.1(c). In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Transferring Shareholder with the Company prior to the date of this Agreement that contains a right of first refusal (including without limitation any equity participation agreement or subscription agreement), the Company and each Shareholder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c)                                  Grant of Secondary Refusal Right to Investors and Key Holders. Subject to the terms of Section 3 below, each Common Shareholder hereby unconditionally and irrevocably grants to the Investors and Key Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Shares not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1. If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Shares subject to a Proposed Transfer or does not deliver a Company Notice within the fifteen (15)-day period described in Subsection 2.1(b). the Company must deliver (or will be deemed to have delivered) a Secondary Notice to the Transferring Shareholder and to each Investor and Key Holder to that effect no later than fifteen (15) days after the Transferring Shareholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor or Key Holder must deliver an

Exercise Notice to the Transferring Shareholder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)                                 Undersubscription of Transfer Shares. If options to purchase have been exercised by the Company, the Investors and Key Holders with respect to some but not all of the Transfer Shares by the end of the 10-day period specified in the last sentence of Subsection 2.1(c)) (the “Investor/Key Holder Notice Period”), then the Company shall, immediately after the expiration of the Investor/Key Holder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors and Key Holders who fully exercised their Secondary Refusal Right within the Investor/Key Holder Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Subsection 2.1(d). have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Transfer Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, Exercising Holder must deliver an Undersubscription Notice to the Transferring Shareholder and the Company within ten (10) days after the expiration of the Investor/Key Holder Notice Period. In the event there are two or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Holders pro rata based on the number of Transfer Shares such Exercising Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Shares that any such Exercising Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders and the Transferring Shareholder of that fact.

(e)                                  Consideration; Closing. If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor or Key Holder cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Company or such Investor or Key Holder may pay an amount in cash that is equal in value to the fair market value thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Shares by the Company, the Investors and Key Holders shall take place, and all payments from the Company, the Investors and the Key Holders shall have been delivered to the Transferring Shareholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2.                            Right of Co-Sale.

(a)                                 Exercise of Right. If any Transfer Shares subject to a Proposed Transfer are not purchased pursuant to Subsection 2.1 above and thereafter are to be sold to a Prospective Transferee, each Investor and Key Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d). otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor and Key Holder who desires to exercise its Right of Co-Sale (each, a “Participating Seller”) must give the Company and the Transferring Shareholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice, such Participating Seller shall be deemed to have effectively exercised the Right of Co-Sale.

(b)                                 Shares Includable. Each Participating Seller may include in the Proposed Transfer all or any part of such Participating Seller’s Capital Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the Proposed Transfer (excluding shares purchased by the Company or the Participating Seller pursuant to the Right of First Refusal or the Secondary Refusal Right), by (ii) a fraction, the numerator of which is the number of Capital Shares owned by such Participating Seller immediately before consummation of the Proposed Transfer (including any shares that the Participating Seller has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of Capital Shares owned, in the aggregate, by all Participating Sellers immediately prior to the consummation of the Proposed Transfer (including any shares that all Participating Sellers have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of Transfer Shares held by the selling Investor, Key Holder or Shareholder. To the extent one or more of the Participating Sellers exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that the Transferring Shareholder may sell in the Proposed Transfer shall be correspondingly reduced.

(c)                                  Purchase and Sale Agreement. The Participating Sellers and the Transferring Shareholder agree that the terms and conditions of any Proposed Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Sellers and the Transferring Shareholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)                                 Allocation of Consideration.

(i)                                     Subject to Subsection 2.2(d)(ii), the aggregate consideration payable to the Participating Sellers and the Transferring Shareholder shall be allocated based on the number of Capital Shares sold to the Prospective Transferee by each Participating Seller and the Transferring Shareholder as provided in Subsection 2.2(b); provided that if a Participating Seller wishes to sell Preferred Shares, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Shares into Common Shares.

(ii)                                  In the event that the Proposed Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Sellers and the Transferring Shareholder in accordance with the Amended Articles as if (A) such transfer were a Deemed Liquidation Event (as defined in the Amended Articles) and (B) the Capital Shares sold in accordance with the Purchase and Sale Agreement were the only Capital Shares outstanding. In the event that a portion of the aggregate consideration payable to the Participating Seller(s) and Transferring Shareholder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with the Amended Articles as if the Initial Consideration were the only consideration payable in connection with such transfer and (y) any additional consideration which becomes payable to the Participating Seller(s) and Transferring Shareholder upon release from escrow shall be allocated in accordance with the Amended Articles after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)                                  Purchase by Transferring Shareholder; Deliveries. Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Participating Seller or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Sellers, no Transferring Shareholder may sell any Transfer Shares to such Prospective Transferee unless and until, simultaneously with such sale, such Transferring Shareholder purchases all securities subject to the Right of Co-Sale from such Participating Seller on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the Transferring Shareholder to such Participating Seller shall be made in accordance with the first sentence of Subsection 2.2(d)(ii). In connection with such purchase by the Transferring Shareholder, such Participating Seller shall deliver to the Transferring Shareholder a share certificate or certificates, properly endorsed for transfer, representing the Capital Shares being purchased by the Transferring Shareholder. Each such share certificate delivered to the Transferring Shareholder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Transferring Shareholder shall concurrently therewith remit or direct payment to each such Participating Seller the portion of the aggregate consideration to which each such Participating Seller is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)                                   Additional Compliance. If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Transferring Shareholders proposing the Proposed Transfer may not sell any Transfer Shares unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor or Key Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Subsection 2.2.

2.3.                            Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

(b)                                 Violation of First Refusal Right. If any Shareholder becomes obligated to sell any Transfer Shares to the Company, any Investor or any Key Holder under this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Agreement, the Company and/or such Investor or Key Holder may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Transfer Shares as is herein specified and transfer to the name of the Company or such Investor or Key Holder (or request that the Company effect such transfer in the name of an Investor or Key Holder) on the Company’s books the certificate or certificates representing the Transfer Shares to be sold.

(c)                                  Violation of Co-Sale Right. If any Transferring Shareholder purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor and Key Holder who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Transferring Shareholder to purchase from each such Investor and other Key Holder the type and number of Transfer Shares that such Investor or Key Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d)(i) and the first sentence of Subsection 2.2(d)(ii). as applicable, and subject to the same conditions as would have applied had the Transferring Shareholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investors and Key Holders learn of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such Transferring Shareholder shall also reimburse each Investor and Key Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor or Key Holder’s rights under Subsection 2.2.

3.                                      Exempt Transfers.

3.1.                            Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, other than Subsections 3.2 and 3.3, the provisions of Subsections 2.1 and 2.2 shall not apply: (a) to a transfer of Capital Shares by a Shareholder that is an entity, upon a transfer to an Affiliate of such Shareholder, (b) to a repurchase of Transfer Shares from a Shareholder by the Company at a price no greater than that originally paid by such Shareholder for such Transfer Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) upon a transfer of Transfer Shares by such Shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Shareholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Shareholder or any such family members; provided that in the case of clause(s) (a) or (c), the Shareholder shall deliver prior written notice to the Investors and Key Holders of such pledge, gift or transfer and such Transfer Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor, Key Holder or Common Shareholder, as applicable (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor, Key Holder or Common Shareholder with respect to Proposed Transfers of such Transfer Shares pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2.                            Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, other than Subsection 3.3, the provisions of Section 2 shall not apply to the sale of any Transfer Shares (a) pursuant to a Qualified IPO (as defined in the Amended Articles) or (b) pursuant to a Deemed Liquidation Event (as defined in the Amended Articles).

3.3.                            Prohibited Transferees. Notwithstanding the foregoing, except in connection with a Deemed Liquidation Event, no Shareholder shall transfer any Transfer Shares to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.                                      Legend. Each certificate representing Capital Shares held by the Shareholders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF SHARES OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.                                      Lock-Up.

5.1.                            Agreement to Lock-Up. Each Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Capital Shares held immediately prior to the effectiveness of the registration statement or final prospectus for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2.                            Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Capital Shares of each Shareholder (and transferees and assignees thereof) until the end of such restricted period.

6.                                      Miscellaneous.

6.1.                            Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a Qualified IPO (as defined in the Amended Articles) and (b) the consummation of a Deemed Liquidation Event (as defined in the Amended Articles).

6.2.                            Share Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any share dividend, share split, combination or other recapitalization affecting the Capital Shares occurring after the date of this Agreement.

6.3.                            Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Capital Shares subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4.                            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4. If notice is given to the Company, it shall be sent to DAVIDsTEA Inc., 5775 Ferrier, Mount Royal, Quebec, Canada, H4P 1N3, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Stikeman Elliott LLP, 1155 Rene-Levesque Boulevard West, 40th Floor, Montreal, QC, Canada H3B 3V2, Attention: Sidney M. Horn; if notice is given to the Investors, a copy shall also be given to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Mark G. Borden and Miller Thompson LLP, 1000 de la Gauchetiere West, Suite 3700, Montreal, QC, Canada H3B 4W5, Attention: Andrew Cohen.

6.5.                            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the Amended Articles and the other Transaction Agreements (as defined in the Subscription and Purchase Agreement), as amended and restated from time to time, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Shareholder with the Company prior to the date hereof that contains a right of co-sale or “tag along” right, the Company and each Shareholder acknowledge and agree that the terms of this Agreement shall control.

6.6.                            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.7.                            Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the holders of a majority of the Capital Shares then held by all Key Holders and Common Holders (voting together as a single class on an as-converted basis), and (c) the holders of a majority of the Common Shares issued or issuable upon conversion of the then outstanding Series A Preferred Shares and Series A-l Preferred Shares held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Shareholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor, Key Holder or Common Shareholder without the written consent of such Investor, Key Holder or Common Shareholder unless such amendment, modification, termination or waiver applies to all Investors, Key Holders or Common Shareholders, respectively, in the same fashion. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8.                            Assignment of Rights.

(a)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)                                 Any successor or permitted assignee of any Shareholder, including any Prospective Transferee who purchases Transfer Shares in accordance with the terms hereof, shall deliver to the Company, the Investors and the Key Holders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)                                  The rights of the Investors and Key Holders hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor or Key Holder to any Affiliate or (ii) to an assignee or transferee who acquires at least one hundred thousand (100,000) Capital Shares (as adjusted for any share combination, share split, share dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company, the Investors and the Key Holders of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)                                 Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.9.                            Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10.                    Governing Law. This Agreement shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

6.11.                     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.12.                     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.13.                     Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor and Key Holder shall be entitled to specific performance of the agreements and obligations of the Company and the Shareholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

DAVIDsTEA Inc.

By:	/s/ Jevin Eagle
Name:	Jevin Eagle
Title:	CEO

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

Highland Consumer Fund I Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC,
its General Partner

By:	/s/ Authorized Person
Authorized Manager

Highland Consumer Fund I-B Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC,
its General Partner

By:	/s/ Authorized Person
Authorized Manager

Highland Consumer Entrepreneurs Fund I Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC,
its General Partner

By:	/s/ Authorized Person
Authorized Manager

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

Whil Concepts Ltd.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

Rainy Day Investments Ltd.

By:	/s/ Herschel Segal
Name:	Herschel Segal

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

KEY HOLDERS:

Rainy Day Investments Ltd.

By:	/s/ Herschel Segal
Name:	Herschel Segal

By:	/s/ David Segal
Name:	David Segal

Capital GVR Inc.

By:	/s/ Pierre Michaud

Name: Pierre Michaud

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

COMMON HOLDERS:

Javier San Juan

By:	/s/ Javier San Juan
Name:

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SHAREHOLDERS:

[Additional Shareholders]

By:

Name:

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A

INVESTORS

Name and Address

Highland Consumer Fund I Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 781-861-5499

Highland Consumer Fund I-B Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 781-861-5499

Highland Consumer Entrepreneurs Fund I Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 781-861-5499

0936441 B.C. Ltd

#2-2108 West 4th Avenue

Vancouver, B.C.

Canada V6K 1N6

Telephone: (604) 737-7232

Facsimile: (604) 737-7267

Rainy Day Investments Ltd.

SCHEDULE B

KEY HOLDERS

Name and Address

Rainy Day Investments Ltd.

David Segal

Capital GVR Inc.

3434 Peel Street

Montreal QC, H3A 3K8

SCHEDULE C

COMMON SHAREHOLDERS

Name and Address

Javier San Juan